                             CREDIT AGREEMENT

   THIS CREDIT AGREEMENT is entered into as of April 29, 1994, between MICHAELS STORES, INC., a Delaware corporation ("BORROWER"), and NATIONSBANK OF TEXAS, N.A., a national banking association ("LENDER"). In consideration of the mutual covenants contained herein, Borrower and Lender agree as follows:

SECTION 1.  CERTAIN DEFINITIONS AND TERMS.

   As used herein, the following terms have the meanings indicated:

   ACQUIRED SUBSIDIARY means any Subsidiary acquired by Borrower, with the consent of Lender, subsequent to the date of this Agreement.

   AGREEMENT means this Credit Agreement, including the Exhibits hereto, as the same may be renewed, extended, amended, supplemented, or modified from time to time.

   ASSESSMENT RATE means, for any day, the net annual assessment rate (rounded upward to the nearest 1/100 of 1%), determined by Lender in accordance with its usual procedures, payable by Lender for the insurance by the Federal Deposit Insurance Corporation (or any successor) of its dollar time deposits.

   BUSINESS DAY means any day on which banks are not required or authorized to close in Dallas, Texas, and, if the applicable Business Day relates to any Eurodollar Rate Loan, a day on which dealings are carried on in the London interbank market.

   CD BASE RATE means, with respect to any CD Rate Loan for the Interest Period applicable thereto, an interest rate per annum (rounded upward to the nearest 1/100 of 1%) determined by Lender to be the prevailing rate bid at 10:00 a.m., or as soon thereafter as practicable, on the fist day of such Interest Period, by one or more certificate of deposit dealers of recognized standing selected by Lender for the purchase at face value from Lender of its certificate of deposit having a maturity comparable to the duration of such Interest Period and in the approximate amount of such CD Rate Loan.

   CD RATE means, with respect to any CD Rate Loan for the Interest Period applicable thereto, an interest rate per annum determined pursuant to the following formula:

                       CD Base Rate
     CD Rate =  ---------------------------  + Assessment Rate + 1.00%
                 1 - CD Reserve Percentage

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   CD RATE LOAN means each Loan which bears interest at the CD Rate.

   CD RESERVE PERCENTAGE means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in the Dallas Federal Reserve District in respect of new nonpersonal Dollar time deposits in the amount of $100,000 or more and having a maturity comparable to the related Interest Period.

   CURRENT FINANCIALS means the consolidated Financial Statements of Borrower and its Subsidiaries for the fiscal year ended January 30, 1994.

   DEBT of any Person means all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, but in any event including liabilities secured by any Lien existing on property owned or acquired by such Person or a Subsidiary thereof (whether or not the liability secured thereby shall have been assumed), obligations which have been or under GAAP should be capitalized for financial reporting purposes, and all guaranties and endorsements, including, but not limited to, any obligations to acquire any Debt of others, to purchase, sell, or furnish property or services primarily for the purpose of enabling such other Person to make payment of any of such Debt.

   DEBTOR RELIEF LAWS means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments, or similar Laws from time to time in effect affecting the Rights of creditors generally.

   DEFAULT has the meaning set forth in Section 9.

   EURODOLLAR RATE means, with respect to any Eurodollar Loan for the Interest Period applicable thereto, an interest rate per annum determined pursuant to the following formula:

          London Interbank Rate
   ------------------------------------   plus 1.00%
   100% - Eurodollar Reserve Percentage

   EURODOLLAR RATE LOAN means each Loan which bears interest at the Eurodollar Rate.

   EURODOLLAR RESERVE PERCENTAGE means the maximum reserve requirement (including, without limitation, any basic, supplemental, marginal and emergency reserves) (expressed as a percentage) applicable to member banks of the Federal Reserve

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System in respect of "Eurocurrency Liabilities" under Regulation D of the
Board of Governors of the Federal Reserve System, or such additional, substituted or amended reserve requirement as may be hereafter applicable to member banks of the Federal Reserve System.

   EXHIBIT means an exhibit attached hereto.

   FINANCIAL STATEMENTS means balance sheets, profit and loss statements, and statements of cash flows prepared in comparative form with respect to the corresponding period of the preceding fiscal year and prepared in accordance with GAAP.

   GAAP means all applicable generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board which are applicable at the time in question.

   HIGHEST LAWFUL RATE means the maximum rate or amount of interest which Lender is allowed to contract for, charge, take, reserve, or receive under applicable Law.

   INTEREST PERIOD means, for each Loan, the period commencing on the date of such Loan and ending on the last day of such period as selected by Borrower pursuant to the provisions hereof. The duration of each such Interest Period for (i) each Eurodollar Rate Loan shall be 1, 2, or 3 months, (ii) each CD
Rate Loan shall be 30, 60, or 90 days and (iii) each Prime Rate Loan shall be from the date of such Prime Rate Loan to the next succeeding March 31, June 30, September 30 or December 31 and thereafter from such March 31, June 30, September 30 or December 31 to the next succeeding March 31, June 30,
September 30 or December 31; PROVIDED HOWEVER, that:

   (i) Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, PROVIDED, in the case of any Interest Period for a Eurodollar Rate
   Loan, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

   (ii) No Interest Period with respect to any Loan may extend beyond the Termination Date.

   LAW means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any Tribunal.

   LIEN means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind.

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   LITIGATION means any proceeding, claim, lawsuit, or investigation conducted or threatened by or before any Tribunal.

   LOAN PAPERS means (a) this Agreement, (b) the Note, the L/C Applications and any and all other agreements, documents, and instruments ever delivered pursuant to this Agreement or otherwise as security for or in connection with the Obligation, and (c) all renewals, extensions, or restatements of, or amendments, modifications, or supplements to, all or any part of the foregoing.

   LONDON INTERBANK RATE means, for the applicable Interest Period, the rate of interest per annum (rounded upward, if necessary, to the next higher 1/16 of 1%) determined by Lender, in accordance with its customary general practice from time to time, to be the rate at which deposits in immediately available funds in Dollars are or would be offered or quoted to Lender by major banks in the London interbank market, as of approximately 11:00 a.m. London time, or as soon thereafter as practicable, on the second Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period and in the amount of Five Million Dollars ($5,000,000.00). If no such offers or quotes are generally available for such amount, then Lender shall be entitled to determine the London Interbank Rate by estimating in its reasonable judgment the per annum rate (as described above) that would be applicable if such quotes or offers were generally available.

   MATERIAL ADVERSE EFFECT means any set of circumstances or events which would reasonably be expected to (a) have any adverse effect upon the validity or enforceability of any Loan Paper, (b) be material and adverse to the financial condition or business operations of Borrower and its Subsidiaries, taken as a whole, as represented to Lender in the Current Financials, or (c) cause a Default.

   OBLIGATION means all present and future indebtedness, obligations, and liabilities, and all renewals, extensions, and modifications thereof, now or hereafter owed to Lender by Borrower, arising from, by virtue of, or pursuant to the Loan Papers together with all interest accruing thereon and costs, expenses, and attorneys' fees incurred in the enforcement or collection thereof.

   PERSON means any individual, entity, or Tribunal.

   PRIME RATE means the prime interest rate charged by Lender as announced or published by Lender from time to time. It is understood that the Prime Rate is set by Lender as a general reference rate of interest and is not necessarily the lowest or best rate actually charged to any customer or a favored rate.

   PRIME RATE LOAN means each Loan which bears interest at the Prime Rate.

     PRINCIPAL DEBT means the outstanding principal balance of the Loans at the time in question.

     PRIOR CREDIT AGREEMENT means that certain Credit Agreement dated June 24, 1993, as heretofore amended or modified, between Borrower and Lender.

     RESTRICTED PAYMENT means (a) any direct or indirect cash distribution, dividend, redemption, acquisition or other payment on account of any of the capital stock or other securities of Borrower, (b) any payment or prepayment of any principal of or accrued interest on any Debt of Borrower or any of its Subsidiaries which is subordinated in right of payment to the Obligation, other than regularly scheduled payment of principal or accrued interest made at a time that no Default exists, or (c) any cash payment made by Borrower or any of its Subsidiaries for the acquisition of the capital stock, partnership interests or other securities of any Person or assets from any Person (other than in the ordinary course of business) in an amount which, individually or when aggregated with other such cash payments) exceeds $15,000,000.

     RIGHTS means rights, remedies, powers, privileges, and benefits.

     SECTION means a section of this Agreement.

     SUBSIDIARY of a Person means any other Person of which an aggregate of more than 50% (in number of votes) of the securities having ordinary voting power for the election of directors (or individuals performing similar functions) is owned of record or beneficially, directly or indirectly, by such Person.

     TRIBUNAL means any (a) local, state, or federal judicial, executive, or legislative instrumentality, or (b) private arbitration board or panel.

SECTION 2.     LOAN COMMITMENT.

     2.1. COMMITMENT TO LEND. Subject to and in reliance upon the terms, conditions, representations, and warranties contained in this Agreement, Lender agrees to make revolving credit loans to Borrower in one or more advances ("LOANS") so long as the sum of the Principal Debt plus the L/C Liabilities never exceeds $100,000,000 ("the COMMITTED SUM"). Lender shall have no obligation to make any Loan on a non-Business Day or after, and Lender's commitment to lend shall expire at Noon (Dallas, Texas time) on, July 29, 1994 (the "TERMINATION DATE").

     2.2. BORROWING PROCEDURE; DISBURSEMENT. Each Loan shall be made on Borrower's written or telephonic notice to Lender requesting a Loan on a certain date ( the "BORROWING DATE"). Such notice shall be irrevocable and binding and must be received by Lender no later than 11:00 a.m. (Dallas, Texas time) (a) on the

Borrowing Date for a Prime Rate Loan, (b) one Business Day prior to the Borrowing Date for a CD Rate Loan, and (c) two Business Days prior to the Borrowing Date for a Eurodollar Rate Loan. A Eurodollar Rate Loan or a CD Rate Loan, as the case may be, shall not be available if Lender determines that such Eurodollar Rate Loan or CD Rate Loan would be unlawful or that the London Interbank Rate or the CD Base Rate, as the case may be, does not fairly reflect the cost to Lender of funding such Eurodollar Rate Loan or CD Rate Loan. Each Loan shall be in an amount $1,000,000 or a greater integral multiple of $100,000 in excess thereof. Lender will make the requested Loan no later than 1:00 p.m. (Dallas, Texas time) on the Borrowing Date by a credit in immediately available funds to Borrower's account with Lender.

     2.3. REDUCTION OR CANCELLATION. Upon two Business Days' prior written and irrevocable notice to Lender, Borrower may reduce in whole or in part the Committed Sum to an amount which is not less than the sum of the Principal Debt plus the L/C Liabilities.

SECTION 3.     LETTER OF CREDIT COMMITMENT.

     3.1. COMMITMENT TO ISSUE. Subject to and in reliance upon the terms, conditions, representations, and warranties contained in this Agreement, Lender agrees to issue standby or commercial Letters of Credit (herein so called) for the account of Borrower so long as the sum (the "L/C Liabilities") of the undrawn amount of the then outstanding Letters of Credit plus any then outstanding and unpaid reimbursement obligations of Borrower to Lender under the Letters of Credit never exceeds the Committed Sum minus the Principal Debt. Lender shall have no obligation to issue any Letter of Credit after the Termination Date or any Letter of Credit having an expiration date more than 12 months after the issuance date. Letters of Credit issued pursuant to the Prior Credit Agreement and outstanding on the date hereof shall be deemed to be Letters of Credit issued hereunder.

     3.2. ISSUANCE PROCEDURE. Each Letter of Credit shall be issued pursuant to an application and agreement for letter of credit on Lender's customary form (the "L/C Application") submitted by Borrower to Lender no later than 11:00 a.m. (Dallas, Texas time) on the Business Day before the Business Day the Letter of Credit is requested to be issued.

SECTION 4. TERMS OF PAYMENT.

     4.1. NOTE. The Loans and interest thereon shall be evidenced by a promissory note substantially in the form and upon the terms of EXHIBIT A (the "NOTE"). Each Prime Rate Loan shall bear interest at the Prime Rate. Each Eurodollar Rate Loan shall bear interest at the Eurodollar Rate. Each CD Rate Loan shall bear interest at the CD Rate. The principal of and accrued interest on each Eurodollar Rate Loan and CD Rate Loan shall be due and payable on the last day of the Interest Period applicable to such Loan.

The principal of each Prime Rate Loan shall be due and payable on the Termination Date. Accrued Interest on each Prime Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto.

     4.2. LETTERS OF CREDIT. Amounts paid by Lender under any Letter of Credit and interest thereon shall be due and payable in accordance with the L/C Application submitted by Borrower in connection with such Letter of Credit.

     4.3. DEFAULT RATE. At Lender's option and to the extent permitted by Law, all past-due Principal Debt and accrued interest thereon and fees shall bear interest from maturity (stated or by acceleration) at the Prime Rate plus 2% until paid, regardless whether such payment is made before or after entry of a judgment.

     4.4. INTEREST AND FEE CALCULATIONS. All payments of interest at the Prime Rate and fees shall be calculated on the basis of actual days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 365 or 366 days, as the case may be. All payments of interest at the Eurodollar Rate or the CD Rate shall be calculated on the basis of actual days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days.

     4.5. PAYMENTS. Each payment or prepayment on the Obligation must be paid at Lender's address set forth in Section 11.1 in funds which are or will be available for immediate use by Lender at such address at or before Noon (Dallas, Texas time) on the day due. If any action is required or any payment is to be made on a day which is not a Business Day, then such action or payment may be delayed until the next succeeding Business Day. Any extension of time shall be included in the computation of interest due.

     4.6. PRINCIPAL PREPAYMENTS. Borrower shall be entitled to prepay Prime Rate Loans from time to time and at any time, in whole or in part, without penalty. If Lender determines that it may not lawfully maintain a Eurodollar Rate Loan or CD Rate Loan to the last day of the Interest Period therefor, Borrower shall prepay such Eurodollar Rate Loan or CD Rate Loan on the date required by Lender. If there is an optional prepayment by Borrower of any Eurodollar Rate Loan or CD Rate Loan prior to the last day of the Interest Period therefor, Borrower shall, upon request of Lender, pay to Lender any loss or expense which Lender may incur or sustain as a result of such prepayment. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Lender and submitted to Borrower shall be conclusive and binding for all purposes absent manifest error in computation. Prior to the Termination Date, the Loans prepaid may, subject to the conditions of this Agreement, be reborrowed hereunder, and this Agreement shall not be deemed to be terminated or cancelled prior to the expiration or termination of Lender's commitment to lend hereunder solely because the Obligation may from time to time be paid in full.

     4.7. ORDER OF APPLICATION. So long as no Default has occurred, all payments of the Obligation shall be applied as directed by Borrower. At any time during which a Default has occurred and is continuing, all payments and prepayments of the Obligation shall be applied to the Obligation in the order and manner as Lender deems appropriate.

SECTION 5.     FEES.

     5.1. COMMITMENT FEE. From the date hereof until Lender is no longer committed to lend under this Agreement, Borrower shall pay to Lender a commitment fee, as it accrues on the last day of each March, June, September and December and on the Termination Date, beginning June 30, 1994, equal to .15% per annum times the difference between the Committed Sum and the sum of the average daily Principal Debt plus the average daily L/C Liabilities during the calendar quarter then ended.

     5.2. LETTER OF CREDIT FEES. Borrower shall pay to Lender letter of credit fees, as they accrue on the last day of each March, June, September and December and on the Termination Date, beginning June 30, 1994, equal to 1/2% per annum times the amount available to be drawn under each Letter of Credit which is a commercial Letter of Credit and equal to 1% per annum times the amount available to be drawn under each Letter of Credit which is a standby Letter of Credit.

     5.3. YIELD PROTECTION AND INDEMNITY. If at any time after the date hereof, and from time to time, Lender determines that the adoption or modification of any applicable law, rule or regulation regarding Lender's required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions but excluding any reserve requirements reflected in the Eurodollar Reserve Percentage for a particular Eurodollar Rate Loan or reflected in the CD Reserve Percentage or Assessment Rate for a particular CD Rate Loan), or similar requirements, or any interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation, administration or compliance by Lender with any of such requirements, has or would have the effect of (i) increasing Lender's costs relating to the Obligation hereunder, or (ii) reducing the yield or rate of return of Lender on the Obligation hereunder to a level below that which Lender could have achieved but for the adoption or modification of any such requirements, Borrower shall, within fifteen (15) days of any request by Lender, pay to Lender such additional amounts as (in Lender's sole judgment, after good faith and reasonable computation) will compensate Lender for such increase in costs or reduction in yield or rate of return of Lender. No failure by Lender to immediately demand payment of any additional amounts payable hereunder shall constitute a waiver of Lender's right to demand payment of such amounts at any subsequent time.

SECTION 6. CONDITIONS PRECEDENT.

   6.1. EACH CREDIT. Lender will not be obligated to make any Loan or issue any Letter of Credit unless (a) the proceeds of the first such Loan are used, to the extent necessary, to repay in full all amounts owing under the Prior
Credit Agreement and the Prior Credit Agreement is terminated (and by their execution hereof Borrower and Lender agree that the Prior Credit Agreement is so terminated); (b) at the time of each Loan and the issuance of each Letter of Credit (i) the representations and warranties made in the Loan Papers are true and correct in all material respects, and (ii) neither any Material Adverse Effect nor any Default shall have occurred and shall be continuing;
(c) the making of each Loan and the issuance of each Letter of Credit is permitted by Law; and (d) Lender shall have received the Note or an L/C Application and such other agreements, documents, instruments, information, approvals, or opinions as Lender may reasonably request.

   6.2. WAIVER OF CONDITIONS. Lender may, at its election, make any Loan or issue any Letter of Credit without all conditions being satisfied, but this shall not be deemed to be a waiver of the requirement that each such condition precedent be satisfied as a prerequisite for any subsequent Loan or issuance of a Letter of Credit, unless Lender specifically waives each such item in writing.

SECTION 7. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender as follows:

   7.1. CORPORATE EXISTENCE AND AUTHORITY. Each of Borrower and its Subsidiaries is a corporation or business trust duly organized, validly existing, and in good standing under the Laws of the state of its organization, is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction where the nature and extent of its assets, business, properties, or operations require the same, except where failure to be so duly qualified and in good standing could not, individually or collectively, reasonably be expected to have a Material Adverse Effect, and Borrower has all requisite corporate power to conduct its business as now conducted and to execute, deliver and perform its obligations under the Loan Papers.

   7.2. BINDING OBLIGATIONS. The execution, delivery and performance by Borrower of the Loan Papers have been duly authorized and approved by all necessary corporate action and constitute the legal, valid, and binding obligations of Borrower, enforceable against it in accordance with their terms except as the enforceability thereof may be limited by applicable Debtor Relief Laws.

   7.3. COMPLIANCE WITH LAWS AND DOCUMENTS. The execution, delivery and performance by Borrower of the Loan Papers will not cause Borrower to be in violation of (a) any Laws or material agreements or instruments applicable to or binding on it, other than such violations which could not, individually or collectively, reasonably be expected to have a Material Adverse Effect, or (b) its bylaws or certificate of incorporation.

   7.4. FINANCIAL STATEMENTS. The Current Financials were prepared in accordance with GAAP and present fairly the financial condition and the result of operations of Borrower and its Subsidiaries as of, and for the fiscal year ending on, the date thereof. Since the date of the Current Financials, there has been no material adverse change in the financial condition of Borrower.

   7.5. LITIGATION. Except as disclosed to Lender or as may be reflected in Borrower's filings with the Securities and Exchange Commission, neither Borrower nor any of its Subsidiaries is involved in, nor is Borrower aware of the threat of, any Litigation which could, collectively or individually, reasonably be expected to have a Material Adverse Effect if determined adversely against Borrower or any of its Subsidiaries.

   7.6. PURPOSE OF LOANS. The proceeds of the Loans will be used for working capital and other lawful corporate purposes. No part of any Loan will be used, directly or indirectly, to purchase or carry any "margin stock", within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

SECTION 8. COVENANTS. So long as Lender is committed to make Loans and issue Letters of Credit under this Agreement and thereafter until the Obligation is paid and performed in full, unless Borrower receives a prior written notice from Lender that it does not object to a deviation, Borrower covenants and agrees with Lender as follows:

   8.1. ITEMS TO BE FURNISHED. Borrower shall cause the following to be furnished to Lender:

   (a) As soon as available, but no later than 90 days after the last day of each fiscal year of Borrower, Financial Statements showing the consolidated financial condition and result of operations of Borrower and its Subsidiaries as of, and for the year ended on, such last day, accompanied by the opinion, without material qualification, of a firm of independent certified public accountants reasonably acceptable to Lender, based on an audit using generally accepted auditing standards, that such Financial Statements were prepared in accordance with GAAP and present fairly the consolidated financial condition and result of operations of Borrower and its Subsidiaries.

   (b) As soon as available, but no later than 45 days after the last day of each fiscal quarter of Borrower, Financial Statements showing the consolidated financial condition and result of operations of Borrower and its Subsidiaries as of, and for the period from the beginning of the current fiscal year to, such last day.

   (c) Notice, promptly after Borrower knows or has reason to know, of (i) the existence and status of any Litigation with respect to Borrower or any of its Subsidiaries which could have a Material Adverse Effect, (ii) any change in any material fact or circumstance represented or warranted in any Loan Paper, and
(iii) a Default, specifying the nature thereof and what action Borrower has taken, is taking, or proposes to take with respect thereto.

   (d) Promptly upon request therefor by Lender, such information (not otherwise required to be furnished under the Loan Papers) respecting the business affairs, assets, and liabilities of Borrower and its Subsidiaries and such opinions, certifications, and documents, in addition to those mentioned in this Agreement, as Lender may reasonably request.

   8.2. MAINTENANCE OF CORPORATE EXISTENCE, ASSETS, BUSINESS AND INSURANCE. Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate existence and authority to transact business and good standing in its jurisdiction of incorporation and all other jurisdictions where the failure to do so could reasonably be expected to have a Material Adverse Effect; maintain all licenses, permits, and franchises necessary for its businesses; and maintain insurance with such insurers or through self-insurance, in such amounts and covering such risks, as is customary for similarly situated businesses.

   8.3. GENERAL INDEMNIFICATION OF LENDER. Borrower shall indemnify, defend and hold Lender, its directors, officers and employees (collectively, the "INDEMNIFIED PARTIES"), harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency and expense (including interest, penalties, attorneys' fees and amounts paid in settlement) to which any Indemnified Party may become subject arising out of this Agreement and the other Loan Papers; PROVIDED, however, that although each Indemnified Party shall have the Right to be indemnified from its own ordinary negligence, no Indemnified Party shall have the Right to be indemnified hereunder for its own fraud, gross negligence or willful misconduct. The obligations of Borrower under this Section shall survive the termination of this Agreement and/or the payment of the Note.

   8.4. COMPLIANCE WITH LAWS AND DOCUMENTS. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, violate the provisions of any Laws, its certificate of incorporation or bylaws or any material agreement if such violation alone, or when aggregated with all other such violations, could reasonably be expected to have a Material Adverse Effect.

   8.5. DEBT. Borrower will not, and will not permit any of its Subsidiaries to, create or incur any Debt for or in respect of borrowed money, other than
(a) under or pursuant to this Agreement, (b) such Debt existing on the date of this Agreement and reflected in the Current Financials or otherwise disclosed to Lender prior to the date of this Agreement, (c) such Debt owing by Borrower to one or more of its Subsidiaries or by one or more of its Subsidiaries to Borrower, and (d) Debt of the Acquired Subsidiary in an amount not to exceed $50,000,000.

   8.6. RESTRICTED PAYMENTS. Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payment, other than the repayment of Debt of the Acquired Subsidiary in an amount not to exceed $50,000,000.

SECTION 9. DEFAULT. The term "DEFAULT" means the occurence of any one or more of the following events:

   9.1. PAYMENT OF OBLIGATION. The failure or refusal of Borrower to pay any portion of the Principal Debt or the L/C Liabilities, as the same becomes due in accordance with the terms of the Loan Papers, or the failure or refusal of Borrower to pay any other portion of the Obligation, as the same becomes due and payable in accordance with the terms of the Loan Papers and such failure or refusal continues for a period of five days.

   9.2. COVENANTS. The failure or refusal of Borrower punctually and properly to perform, observe, and comply with any covenant, agreement, or condition contained in any of the Loan Papers, other than covenants to pay the Obligation, and such failure or refusal continues for a period of 30 days after notice thereof from Lender.

   9.3. VOLUNTARY DEBTOR RELIEF.  Borrower or any of its Subsidiaries shall
(a) execute an assignment for the benefit of creditors, (b) admit in writing its inability to pay its debts generally as they become due, (c) voluntarily seek the benefits of any Debtor Relief Law which could suspend or otherwise affect any of Lender's Rights under any of the Loan Papers, or (d) take any corporate action to authorize any of the foregoing.

   9.4. INVOLUNTARY PROCEEDINGS. Borrower or any of its Subsidiaries shall involuntarily (a) have an order, judgment or decree entered against it by any Tribunal pursuant to any Debtor Relief Law that could suspend or otherwise affect any of Lender's Rights under any of the Loan Papers or (b) have a petition filed against it seeking the benefit or benefits provided for by any Debtor Relief Law that could suspend or otherwise affect any of Lender's Rights under any of the Loan Papers, and such order, judgment, decree, or petition is not discharged or stayed within 60 days after the entry or filing thereof.

   9.5. MISREPRESENTATION. The discovery by Lender that any statement, representation, or warranty in the Loan Papers or in any writing ever delivered to Lender pursuant to the Loan Papers is false, misleading, or erroneous in any material respect when made or deemed to be repeated.

     9.6. OTHER DEBT. Borrower or any of its Subsidiaries shall default in the payment when due (subject to any applicable notice or grace period), whether at stated maturity or otherwise, of any amount owing in respect of Debt having a principal balance of $5,000,000 or more, or Borrower or any of its Subsidiaries shall default in the performance or observance of any covenant or undertaking in respect of any such Debt which causes or permits such Debt to become due and payable prior to its stated maturity date.

     9.7. CHANGE OF CONTROL. Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than any person or persons having beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 5% or more of the outstanding shares of the common stock of Borrower as of the date of this Agreement, shall acquire beneficial ownership of 50% or more of the outstanding shares of common stock of Borrower, or during any period of 12 consecutive months, individuals who were directors of Borrower on the first day of such period shall cease to constitute a majority of the board of directors of Borrower.

SECTION 10.    RIGHTS AND REMEDIES.

     10.1. REMEDIES UPON DEFAULT. Should a Default occur, Lender may, at its election, do any one or more of the following without notice of any kind, including, without limitation, notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived by Borrower: (a) Declare the entire unpaid balance of the Obligation, or any part thereof, immediately due and payable, whereupon it shall be due and payable (PROVIDED THAT, upon the occurrence of a Default under Section 9.3 or 9.4, the entire Obligation shall automatically become due and payable without notice or other action of any kind whatsoever); (b) terminate its commitment to lend hereunder; (c) reduce any claim to judgment; and (d) exercise any and all other legal or equitable Rights afforded by the Loan Papers, the Laws of the State of Texas or any other jurisdiction as Lender shall deem appropriate. In the event that the Obligation is declared to be or otherwise becomes immediately due and payable, Borrower shall pledge and deliver to Lender cash collateral to secure, and in an amount equal to, any L/C Liabilities which are not then due and payable.

     10.2. WAIVERS BY BORROWER AND OTHERS. Borrower and each surety, endorser, guarantor, and other party ever liable for payment of any of the Obligation jointly and severally waive notice, presentment, demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agree that their liability with respect to the Obligation, or any part thereof, shall not be affected by any renewal or extension in the time of payment of the Obligation, by any indulgence, or by any release or change in any security for the payment of the Obligation, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number thereof.

     10.3. NO WAIVER; CUMULATIVE REMEDIES. The acceptance by Lender at any time and from time to time of partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No failure to exercise and no delay on the part of Lender in exercising any Right under this Agreement or any of the Loan Papers shall operate as a waiver thereof, nor shall any single or partial exercise of any Right under this Agreement preclude any other or further exercise thereof or the exercise of any other Right. No modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Lender and Borrower, and then such waiver or consent shall be effective only in the specific instance to which it relates and for the purpose for which it is given. The Rights provided for in this Agreement and the other Loan Papers are cumulative and not intended to be exclusive of any other Right given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     10.4. EXPENDITURES BY LENDER. All court costs, reasonable attorneys' fees, other costs of collection, and other sums spent by Lender pursuant to the exercise of any Right (including, without limitation, any effort to collect or enforce the Note) provided herein shall be payable to Lender on demand, shall become part of the Obligation, and shall bear interest at the Prime Rate plus 2% from the date spent until the date repaid.

SECTION 11.    MISCELLANEOUS.

     11.1. COMMUNICATIONS. Unless specifically otherwise provided, whenever any Loan Paper requires or permits any consent, approval, notice, request, or demand from one party to another, such communication must be in writing (which may be by telecopier) to be effective and shall be deemed to have been given on the day actually delivered or telecopied, or, if mailed, on the third Business Day after it is enclosed in an envelope, addressed to the party to be notified at the address stated below, properly stamped, sealed, and deposited in the appropriate official postal service. Until changed by notice pursuant hereto, the address, and telecopy number for each party for purposes hereof is as follows:

     BORROWER:      Michaels Stores, Inc.
                    5931 Campus Circle Drive
                    Irving, Texas  75063
                    Telecopy No.:  (214)714-7155
                    Attention:  Kristen L. Magnuson,
                                Vice President/Finance
                                  & Business Planning

     LENDER:        NationsBank of Texas, N.A.
                    901 Main Street, 67th Floor
                    Dallas, Texas  75202
                    Telecopy No.:  (214) 508-0980
                    Attention:  Joseph G. Taylor

     11.2. EXCEPTIONS TO COVENANTS. Borrower shall not take any action or fail to take any action which is permitted as an exception to any of the covenants contained in any of the Loan Papers if such action or omission would result in the breach of any other covenant contained in any of the Loan Papers.

     11.3. GOVERNING LAW. This Agreement and all other Loan Papers shall be construed in accordance with and governed by the Laws of Texas, except to the extent that federal Laws may apply and except to the extent otherwise required by Law.

     11.4. MAXIMUM INTEREST RATE. Regardless of any provision contained in any of the Loan Papers, Lender shall never be entitled to contract for, charge, take, reserve, receive, or apply, as interest on the Obligation, or any part thereof, any amount in excess of the Highest Lawful Rate, and, in the event Lender ever contracts for, charges, takes, reserves, receives, or applies as interest any such excess, it shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, Borrower and Lender shall "spread" the total amount of interest throughout the entire contemplated term of the Obligation. Pursuant to Article 15.10(b) of Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended, Borrower agrees that such Chapter 15 (which regulates certain revolving credit loan accounts and revolving triparty accounts) shall not govern or in any manner apply to the Obligation.

     11.5. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected thereby.

     11.6. ENTIRETY AND AMENDMENTS. THIS AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO

UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. This Agreement embodies the entire agreement between Borrower and Lender and supersedes all prior proposals, agreement and understandings relating to the subject matter hereof. This Agreement may be amended, or the provisions hereof waived, only by an instrument in writing executed jointly by an authorized officer of Borrower and Lender.

     11.7. MULTIPLE COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one Agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     11.8. PARTIES BOUND; ASSIGNMENTS. This Agreement is binding upon, and inures to the benefit of, Lender and Borrower, and their respective successors and assigns; PROVIDED THAT Borrower may not, without the prior written consent of Lender, assign any Rights, duties, or obligations hereunder, and any purported assignment in violation of the foregoing shall be void and ineffective.

     EXECUTED as of the day and year first mentioned.

                                   MICHAELS STORES, INC.


                                   By:  /s/ Kristen L. Magnuson
                                        ---------------------------------------
                                        Kristen L. Magnuson,
                                        Vice President/Finance
                                        & Business Planning



                                   NATIONSBANK OF TEXAS, N.A.


                                   By:
                                        ---------------------------------------
                                        Joseph G. Taylor,
                                        Senior Vice President

                                    EXHIBIT A

                                 PROMISSORY NOTE


$100,000,000                      Dallas, Texas                   April 29, 1994

     FOR VALUE RECEIVED, MICHAELS STORES, INC. ("MAKER") hereby promises to pay to the order of NATIONSBANK OF TEXAS, N.A. ("Payee") the principal sum of ONE
HUNDRED MILLION DOLLARS ($100,000,000)   or so much thereof as may be disbursed
and outstanding hereunder, together with interest, as hereinafter described.

     This note has been executed and delivered under, and is subject to the terms of, the $100,000,000 Credit Agreement (as hereafter renewed, extended, amended, or supplemented, the "CREDIT AGREEMENT") dated as of the date hereof, between Maker and Payee and is the "Note" referred to therein. Reference is made to the Credit Agreement for provisions affecting this note regarding voluntary and mandatory prepayments, acceleration of maturity, exercise of rights, payment of attorneys' fees, court costs, and other costs of collection, and certain waivers by Maker and others now or hereafter obligated for payment of any sums due hereunder.

     The principal of this note shall bear interest at the rate or rates set forth in the Credit Agreement, and such principal and interest shall be payable at the times set forth in the Credit Agreement.


                                   MICHAELS STORES, INC.


                                   By:
                                      -----------------------------------------
                                      Kristen L. Magnuson,
                                      Vice President/Finance
                                      & Business Planning